Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

DIGITAL LIGHTWAVE, INC.

REPORTS SALES UP 83 PERCENT,

NET LOSS CUT 60 PERCENT

FOR 2004 FULL YEAR RESULTS

CLEARWATER, Fla., March 31, 2005 – Digital Lightwave, Inc. (Nasdaq: DIGL) today reported results for the year ended December 31, 2004.

Net sales for the year increased 83 percent to $13.7 million, compared to $7.5 million in the prior year. The net loss for the year was $12.9 million or 39 cents per diluted share, versus a net loss of $32.4 million, or $1.03 per diluted share in 2003. Gross profit margins in 2004 improved to 45 percent from a loss of 76 percent for the prior year.

For the full year 2004, cash flows used by operations totaled approximately $17.4 million. On a pro forma basis, cash flows used by operations approximated $11.2 million after excluding $6.2 million in payments made to settle debt-related disputes. At December 31, 2004, unrestricted cash and cash equivalents totaled approximately $809,000, and the Company reported a working capital deficit of $31.9 million.

The increase in net sales for the year resulted primarily from the emerging turnaround in the telecommunications industry. The improvement in gross profit margins and the reduction in the net loss per share reflect the increased net sales volume and benefits of cost reduction efforts implemented over the past two years.

During 2004, the Company resolved all previously outstanding litigation and credit disputes. Additionally, the Company restructured its debt with Optel Capital LLC (“Optel”), an entity controlled by Dr. Bryan Zwan, the Company’s largest stockholder and chairman of the board. At December 31, 2004, the Company owed Optel approximately $31.4 million, plus accrued interest. Since January 1, 2005, the Company has borrowed an additional $5.8 million from Optel. The Company is engaged in ongoing discussions to identify additional financing for its operations with a variety of funding sources, including Optel.

Robert F. Hussey, Interim Chief Executive Officer of the Company, commented, “The Company has made tremendous progress in 2004 to reestablish the positive trend in sales growth. We have cost-effectively expanded our international distribution channel to take advantage of those improving and growing markets and continue to aggressively manage our costs.” Mr. Hussey commented further, “Financing of our working capital needs continues to be a top priority. While we have been fortunate to have the support of Optel, which has provided working capital financing and guarantees and letters of credit to secure payments to our vendors and suppliers, we are aggressively pursuing new funding strategies. With the emerging opportunities in the telecommunications market, we are focusing our efforts on developing the financial strength and improved operational efficiencies necessary to meet the market demand for our products and services and achieve our 2005 objective to return to profitability.”

About Digital Lightwave, Inc.

Based in Clearwater, Florida, Digital Lightwave, Inc. (the “Company”) provides the global communications networking industry with products, technology and services that enable the efficient development, deployment and management of high-performance networks. Digital Lightwave’s customers — companies that deploy networks, develop networking equipment, and manage networks — rely on its offerings to optimize network performance and ensure service reliability. The Company designs, develops and markets a portfolio of portable and network-based products for installing, maintaining and monitoring fiber optic circuits and networks. Network operators and telecommunications service providers use fiber optics to provide increased network bandwidth to transmit voice and other non-voice traffic such as internet, data and multimedia video transmissions. The Company provides telecommunications service providers and equipment manufacturers with product capabilities to cost-effectively deploy and manage fiber optic networks. The Company’s product lines include: Network Information Computers, Network Access Agents, Optical Test Systems, and Optical Wavelength Managers. The Company’s wholly owned subsidiaries are Digital Lightwave (UK) Limited, Digital Lightwave Asia Pacific Pty, Ltd., and Digital Lightwave Latino Americana Ltda.

Forward – Looking Statements

Statements in this press release, other than historical data and information constitute forward-looking statements that involve risks and uncertainties. The forward-looking statements in this press release are based upon management’s beliefs, assumptions and expectations of the company’s future operations and economic performance, taking into account currently available information. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Accordingly, a number of factors could cause our actual results, performance, or achievements to be very different from the results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to, the risk factors set forth in the company’s filings with the Securities and Exchange Commission. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission, or otherwise.

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Editor’s Note: Digital Lightwave® is a registered trademark of Digital Lightwave, Inc.

CONTACT:

Robert F. Hussey

Interim Chief Executive Officer

Digital Lightwave, Inc.

727.519-2800

MEDIA CONTACT:

Paul Sliwa

Digital Lightwave, Inc.

Corporate Communications

727.519-2800

Digital Lightwave, Inc.

Consolidated Condensed Statements of Operations

(In thousands, except per-share data)

	Twelve Months Ended December 31,
	2004	2003
Net sales	$13,739	$7,514
Cost of goods sold	7,590	13,216

Gross profit (loss)	6,149	(5,702)

Operating expenses	20,592	28,889

Operating loss	(14,443)	(34,591)

Other income, net	1,565	2,175

Loss before income taxes	(12,878)	(32,416)
Benefit from income taxes	—	—

Net loss	$(12,878)	$(32,416)

Per share of common stock:

Basic net loss per share	$(0.39)	$(1.03)

Weighted Average Shares Outstanding	33,066	31,490

Diluted net loss per share	$(0.39)	$(1.03)

Weighted Average Shares Outstanding	33,066	31,490

Digital Lightwave, Inc.

Selected Other Data

(In thousands)

	December 31,
	2004	2003
Balance Sheet Data:
Cash and cash equivalents	$809	$312
Working capital (deficit)	$(31,920)	$(25,930)
Total assets	$12,554	$17,924
Total long-term liabilities	$265	$517
Stockholders’ equity (deficit)	$(29,146)	$(21,140)

Cash Flow:
Cash Used by Operations	$17,423	$16,367
Purchases of property and equipment	$133	$313
Proceeds from Notes Payable	$17,800	$14,597

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